Exhibit 23.6

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SSA Global Technologies, Inc. of our report dated March 17, 2003, relating to the consolidated financial statements of Elevon, Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and contained in Amendment No. 11 to Registration Statement No. 333-116156 of SSA Global Technologies, Inc. on Form S-1 under the Securities Act of 1933.

We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in Item 5 of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
May 26, 2005